Exhibit 99.2

Report of the Audit Committee

The 2012 Audit Committee of the Board of Directors of the Federal Home Loan Bank of Dallas (the “Bank”) was comprised of seven directors. Two of these directors were elected by a plurality of the Bank’s members at-large (independent directors) while five of these directors were elected by the Bank’s member institutions to represent a particular state in the Bank’s district (member directors). The members of the 2012 Audit Committee were Ron G. Wiser (Chairman), Julie A. Cripe (Vice Chairman), Mary E. Ceverha, Lee R. Gibson, Howard R. Hackney, Charles G. Morgan, Jr. and Margo S. Scholin. Other than Ms. Cripe, all of the directors identified in the preceding sentence served on the Audit Committee during all of 2012. On June 21, 2012, Ms. Cripe was appointed by the Bank's Board of Directors to replace Darryl D. Swinton, an independent director who had served as Vice Chairman of the Audit Committee until his resignation from the Bank's Board of Directors on June 7, 2012.

The Audit Committee assists the Bank’s Board of Directors in fulfilling its oversight responsibilities for: (1) the integrity of the Bank’s financial statements; (2) the establishment of adequate control and governance processes; (3) the Bank’s compliance with legal and regulatory requirements; (4) the independent auditors’ qualifications and independence; (5) the performance of the Bank’s internal audit function and independent auditors; and (6) the Bank’s compliance with internal policies and procedures.

The Audit Committee has adopted and is governed by a written charter, which is attached as Exhibit 99.1 to this Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The 2013 Audit Committee (the “Committee”) has reviewed and discussed the Bank’s 2012 audited financial statements with management. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Committee recommended to the Bank’s Board of Directors that the 2012 audited financial statements be included in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2012.

Members of the 2013 Audit Committee

Ron G. Wiser, Chairman
Julie A. Cripe, Vice Chairman
Tim H. Carter
Mary E. Ceverha
James H. Clayton
Charles G. Morgan, Jr.
Margo S. Scholin